CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Turnaround Investment Trust and to the use of our report dated March 29, 2006 on The Turnaround Fund's (a series of shares of Turnaround Investment Trust) financial statements and financial highlights as of and for the year ended February 28, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.



                                            /s/ Briggs, Bunting & Dougherty, LLP

                                            Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
June 28, 2006